Exhibit N

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American National Insurance Company:

We consent to the use of our reports (1) dated March 8, 2013, with respect to the consolidated statements of financial position of American National Insurance Company and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedules I – V, and the effectiveness of internal control over financial reporting as of December 31, 2012, and (2) dated April 26, 2013, with respect to the statement of net assets of the segregated subaccounts of American National Variable Life Separate Account as of December 31, 2012, and the related statement of operations for the year, or lesser period, then ended and the related statements of changes in net assets for each of the years, or lesser periods, in the two-year period then ended and the financial highlights for each of the years, or lesser periods, in the five-year period then ended included in the Statement of Additional Information which is part of the registration statement on Form N-6 and the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report on the consolidated financial statements American National Insurance Company and subsidiaries dated March 8, 2013, refers the Company’s adoption of FASB Accounting Standards Update 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, effective January 1, 2012, and application of the retrospective method of adoption to all prior periods presented in the consolidated financial statements.

/s/ KPMG LLP

Houston, Texas

April 26, 2013